Exhibit 99

NEWS

FOR IMMEDIATE RELEASE

Contacts:
Maryellen Thielen	Robert Block
Media Relations	Investor Relations
(847) 402-5600	(847) 402-2800

Allstate Announces March Catastrophe Loss Estimate

NORTHBROOK, Ill., April 19, 2012 - The Allstate Corporation (NYSE: ALL) today announced estimated catastrophe losses for the month of March 2012 of $190 million, pre-tax, and an estimated $260 million, pre-tax, for the first quarter of 2012. The first quarter catastrophe losses comprised 15 events at an estimated cost of $420 million, a result similar to first quarter 2011, partially offset by favorable reserve reestimates of prior year catastrophe losses.

This announcement is made as part of Allstate’s previously announced plan to release month and quarter-to-date catastrophe losses when a monthly estimate exceeds $150 million. The company plans to release this information no later than the third Thursday of the following month.

The Allstate Corporation (NYSE: ALL) is the nation’s largest publicly held personal lines insurer. Widely known through the “You’re In Good Hands With Allstate®” slogan, Allstate is reinventing protection and retirement to help nearly 16 million households insure what they have today and better prepare for tomorrow. Consumers access Allstate insurance products (auto, home, life and retirement) and services through Allstate agencies, independent agencies, and Allstate exclusive financial representatives in the U.S. and Canada, as well as via www.allstate.com and 1-800 Allstate.

Forward-Looking Statements and Risk Factors

This news release contains forward-looking statements about catastrophe losses.  These statements are based on our estimates and assumptions that are subject to uncertainty.  These statements are made subject to the safe-harbor provisions of the Private Securities Litigation Reform Act of 1995.  Management believes the estimated impact of catastrophe losses, including net loss reserves, are appropriately established and recorded based on available facts, information, laws and regulations.  However, actual results may differ materially from those projected in the forward-looking statements in this news release and from the amounts currently recorded for a variety of reasons, including the following:

Our policyholders’ ability to report and our ability to adjust claims have been impeded by the extent of the devastation and the number of areas affected.
It is particularly difficult to assess the extent of damage in the initial stages of adjusting residential property losses.
Our estimate for the ultimate costs of repairs may not prove to be correct because of increased demand for services and supplies in the areas affected by the catastrophes.
The number of incurred but not reported (IBNR) claims may be greater or less than current anticipated.

We assume no obligation to update any forward-looking statements as a result of new information or future events or developments.

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